Dennis G. Newkirk
                                                                (281) 423-3332


                                                                  EXHIBIT 99.1



FOR IMMEDIATE RELEASE


             NL REPORTS SHARPLY INCREASED FIRST QUARTER EARNINGS
                        AND GAIN ON SALE OF RHEOX UNIT


HOUSTON, TEXAS - April 17, 1998 - NL Industries, Inc. (NYSE:NL) reported income from continuing operations for the first quarter of 1998 of $16.3 million, or $.32 per basic share and $.31 per diluted share, compared to a loss from continuing operations in the first quarter of 1997 of $40.2 million, or $.79 per basic and diluted share. The 1997 results include a $30 million noncash charge, or $.59 per share, related to the adoption of the AICPA's Statement of Position No. 96-1, "Environmental Remediation Liabilities."

Operating income of Kronos' titanium dioxide pigments ("TiO2") business in the first quarter of 1998 was $39.4 million, $30.7 million more than the first quarter of 1997 on higher TiO2 selling prices, improved production volume and record sales volume. Kronos' first quarter sales volume was 2% higher than the first quarter of 1997. Kronos' average TiO2 selling prices for the first quarter of 1998 were 17% higher than the first quarter of 1997 and 5% higher than the fourth quarter of 1997. J. Landis Martin, President and Chief Executive Officer, stated, "TiO2 prices have continued to increase since early 1997, and we expect to realize further increases during the balance of 1998. We believe the industry is in the early stage of a strong recovery and NL, with its increased liquidity and lower debt, is well positioned to participate in it."

The Company sold its Rheox specialty chemical operations for $465 million in the first quarter of 1998, including $20 million attributable to a five-year agreement by the Company not to compete in the rheological products business. The Company recognized an after-tax gain of approximately $285 million on the sale of this business segment. The after-tax proceeds of about $384 million have been used to reduce outstanding indebtedness by approximately $171 million and the balance is expected to be used to invest in additional TiO2 capacity or further reduce outstanding indebtedness. The Company's net debt (total debt less cash and cash equivalents) declined from $652 million at December 31, 1997 to $218 million at March 31, 1998. As a result of the sale, Rheox's results are reported as discontinued operations. The extraordinary item in 1998 resulted from the early extinguishment of debt, primarily $117 million of Rheox's term loan and approximately $11 million of the Company's 13% Senior Secured Discount Notes. Net income for the first quarter of 1998 was $301 million, or $5.80 per diluted share, compared to a net loss in the first quarter of 1997 of $35.7 million, or $.70 per diluted share.

NL Industries, Inc. is a major international producer of titanium dioxide pigments.

The statements in this release relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, future global economic and political conditions, global TiO2 production capacity and the amount and timing of capacity changes, competitive products and prices, and other risks and uncertainties detailed in the Company's Securities and Exchange Commission filings. Actual results could differ materially from those forecasted or expected.

                             NL INDUSTRIES, INC.
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                     (In millions, except per share data)
                                 (Unaudited)




                                                            Quarters ended
                                                               March 31,
                                                            ----------------
                                                            1997       1998
                                                            ----       ----
Net sales                                                  $204.4     $222.6
                                                           ======     ======

Operating income                                           $  8.7     $ 39.4
General corporate income (expense):
  Securities earnings                                          .6        3.8
  Expenses, net                                             (33.7)      (4.2)
  Interest expense                                          (16.2)     (16.4)
                                                            -----      -----

    Income (loss) from continuing operations
      before income taxes                                   (40.6)      22.6

Income tax benefit (expense)                                   .4       (6.3)
                                                            -----       ----

    Income (loss) from continuing operations                (40.2)      16.3

Discontinued operations - Rheox                               4.5      287.0
Extraordinary item - early extinguishment of debt              -        (2.3)
                                                            -----      -----

    Net income (loss)                                      $(35.7)    $301.0
                                                           ======     ======



Earnings per common share:
  Basic:
    Income (loss) from continuing operations               $ (.79)    $  .32
                                                           ======     ======
    Net income (loss)                                      $ (.70)    $ 5.87
                                                           ======     ======
  Diluted:
    Income (loss) from continuing operations               $ (.79)    $  .31
                                                           ======     ======
    Net income (loss)                                      $ (.70)    $ 5.80
                                                           ======     ======

Weighted average shares outstanding:
  Common shares                                              51.1       51.3
                                                           ======     ======
  Diluted shares                                             51.1       51.9
                                                           ======     ======
